Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Amedica Corporation

Salt Lake City, Utah

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 19, 2017 (December 26, 2017 as to the effects of the second restatement described in Note 13 and the reverse split described in Note1), relating to the consolidated financial statements of Amedica Corporation, which are incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
BDO USA, LLP
Salt Lake City, Utah
January 19, 2018